Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS SIGNIFICANT INCREASE IN

THIRD QUARTER EARNINGS TO $0.66 PER SHARE

Third Quarter Highlights (vs. Third Quarter 2004): *

•	Earnings per share increased 18% to $0.66 per share

•	Sales increased 9% to $522 million

•	Operating profit increased 22% to $61.8 million

•	Operating profit margin was 11.8%

•	Cash flow provided by operating activities increased 98% to $67 million

Nine Months Highlights (vs. Nine Months of 2004): *

•	Earnings per share increased 14% to $1.67 per share

•	Sales grew 11% to $1.6 billion

•	Operating profit increased 13% to $158.5 million

•	Operating profit margin was 10.2%

•	Cash flow provided by operating activities increased 62% to $104 million

*	In the third quarter of 2004, Crane recorded a pretax charge of $362 million for certain asbestos and environmental matters. The third quarter and nine month comparisons shown above exclude that charge. Including the charge, the third quarter 2004 operating loss was $311.2 million, or $3.48 per share. Including the charge, for the first nine months of 2004, the operating loss was $221.8 million, or $2.56 per share. Please see the Non-GAAP Financial Measures table attached to this press release for details.

STAMFORD, CONNECTICUT – October 25, 2005 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports third quarter 2005 net income increased to $40.0 million, or $0.66 per share, compared with net income of $33.2 million, or $0.56 per share in the third quarter of 2004 before a net charge of $238.4 million for certain asbestos and environmental matters. Including the charge, Crane reported a net loss of $205.2 million, or a loss of $3.48 per share, in the third quarter of 2004.

Third quarter 2005 sales increased $44.9 million, or 9%, including core business growth of $41.0 million (8%) and favorable foreign currency translation of $3.9 million (1%). Operating profit of $61.8 million rose 22% as compared with $50.6 million in the prior year quarter before the charge. Including the charge, Crane reported an operating loss of $311.2 million in the third quarter of 2004.

Order backlog at September 30, 2005 totaled $605 million, compared with backlog of $613 million at June 30, 2005 and $572 million at September 30, 2004.

“Our third quarter earnings of $0.66 per share exceeded our guidance of $0.56 to $0.64 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our operating profit margin of 11.8% was our highest quarterly operating margin of the year, and was improved over the second quarter by 140 basis points, reflecting the strong recovery in margins in the Electronic Group and continued progress in margin growth in Fluid Handling. Importantly, cash flow provided by operations of $104 million for the first nine months of 2005 was 62% ($40 million) higher than the same period last year.”

Cash Flow and Financial Position

During the third quarter of 2005, before asbestos-related payments the Company generated cash flow from operating activities of $72.5 million compared with $40.8 million generated in the third quarter of 2004. Asbestos-related fees and costs, net of insurance recoveries, decreased to $5.3 million in the third quarter of 2005 from $6.7 million in the third quarter of 2004. Capital expenditures were $6.3 million in the third quarter of 2005, compared with $4.7 million in the prior year period. Free cash flow (after asbestos payments and capital expenditures) was $60.9 million in the third quarter of 2005 compared with $29.3 million in the third quarter of 2004. In the third quarter of 2005, the dividend was increased by 25%, and as a result the Company paid $7.5 million in dividends to shareholders, compared with $5.9 million in the third quarter of 2004. In the third quarter of 2005, the Company paid $7.2 million to acquire the PSI division of Edlon, Inc. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.) Net debt to capital was 19.9% at September 30, 2005, compared with 27.1% at December 31, 2004 and 34.5% at September 30, 2004.

Segment Results

All comparisons below refer to the third quarter 2005 versus the third quarter 2004, unless otherwise specified.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2005	2004
Sales	$141.7	$127.1	$14.6	12%
Operating Profit	$26.5	$23.6	$2.9	12%
Profit Margin	18.7%	18.5%

The third quarter 2005 sales increase of $14.6 million reflected sales increases of $9.1 million in the Electronics Group and $5.5 million in the Aerospace Group. The increase in segment operating profit was driven by the increase in the Electronics Group’s results.

Electronics Group sales of $57.6 million increased $9.1 million, or 19%, from $48.5 million in the prior year period, with sales growth across the power, microwave and microelectronic solutions businesses. Operating profit was 45%, or $2.9 million, higher than the prior year primarily due to strong demand in the power solutions business and improved operating efficiencies. As expected, there has been sequential quarterly improvement in operating profit margin since the first quarter 2005.

Aerospace Group sales of $84.2 million increased $5.5 million, or 7%, from $78.8 million in the prior year period. Sales increased on higher large-commercial, regional and business jet OEM aircraft delivery rates, while after-market demand was comparable with last year’s third quarter. Operating profit was equal to the prior year as the favorable impact of higher OEM sales volumes were offset by higher engineering and manufacturing spending.

The Aerospace & Electronics Segment backlog was $366 million at September 30, 2005, compared with $371 million at June 30, 2005 and $356 million at September 30, 2004.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2005	2004
Sales	$75.6	$69.9	$5.7	8%
Operating Profit	$15.7	$13.3	$2.4	18%
Profit Margin	20.8%	19.0%

The third quarter 2005 sales increase of $5.7 million, or 8%, reflected customer price increases, which more than offset lower volumes across the served markets. Operating profit margin increased to 20.8% primarily due to improved material efficiencies and to price increases to offset cost inflation.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2005	2004
Sales	$40.6	$44.1	$(3.5)	(8)%
Operating Profit	$3.5	$4.2	$(0.7)	(17)%
Profit Margin	8.7%	9.5%

Merchandising System sales declined $3.5 million or 8%. European operations experienced a sales decline of $2.2 million. The balance of the decline was $0.6 million in software sales, due to the absence of a large one-time software sale that occurred in the third quarter of 2004 and a $0.7 million drop in vending machine export volume.

Operating profit declined $0.7 million from prior year period largely due to the absence of strong one-time software sales that occurred in the third quarter last year. The effect of the reduced sales volume in vending was partially offset by improved manpower and material productivity. Year-to-date operating profit for Merchandising Systems is up 46% from prior year on a 3% sales gain.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2005	2004
Sales	$244.0	$217.7	$26.3	12%
Operating Profit	$21.1	$15.8	$5.3	34%
Profit Margin	8.7%	7.3%

The third quarter sales increase of $26.3 million, or 12%, included $21.5 million (10%) from core businesses, $0.8 million from an acquisition in late August 2005, and $4.0 million (2%) from favorable foreign currency translation. Operating profit increased 34%, and margin continued to improve, both versus the second quarter of 2005 and prior year’s third quarter, due to strengthening market demand, productivity improvements and customer price increases which are now largely offsetting higher raw material costs.

Valve Group sales of $124.9 million increased $14.3 million, or 13%, from the prior year. Excluding favorable foreign currency translation of $0.9 million, sales increased $13.4 million (12%) from increased market demand for industrial valves and strengthening pricing across all the valve product businesses. Operating profit increased 117% versus the prior year, reflecting higher sales, improved operating costs and favorable foreign currency impacts. Operating profit margin of approximately 6% improved from approximately 3% in the prior year.

Crane Ltd. sales of $35.2 million increased $2.3 million, or 7%, with core business growth partially offset by unfavorable foreign currency translation and the sale of the Victaulic business in December 2004. Operating profit margin improved to approximately 12% from approximately 4% in the prior year period, primarily due to increased sales volume, improved manufacturing efficiencies and benefits of availability of product sourced from low cost countries.

Crane Pumps & Systems sales of $27.6 million increased $2.1 million, or 8%, over the third quarter of 2004. Operating profit margin of approximately 7% was down from approximately 12% in the prior year as production disruptions more than offset the favorable volume impact.

Crane Supply sales of $43.4 million increased $7.4 million, or 20%, of which 10% was from core business growth and 10% was from favorable foreign currency translation. Operating profit margin was approximately 12%, essentially equal to the prior year, as price increases fully offset higher material costs.

Resistoflex-Industrial sales of $11.6 million increased $0.7 million, or 6%, reflecting the acquisition of Edlon PSI. Operating profit margin was approximately 14%, compared with approximately 12% in the prior year.

The Fluid Handling Segment backlog was $194 million at September 30, 2005, compared with $202 million at June 30, 2005 and $177 million at September 30, 2004.

Controls

	Third Quarter		Change
(dollars in millions)	2005	2004
Sales	$20.4	$18.7	$1.7	9%
Operating Profit	$1.7	$1.7	—	—
Profit Margin	8.4%	9.0%

Sales improvements of $1.7 million, or 9%, were attributable to increased demand for products in the oil and gas exploration, gas transmission, and transportation markets. Operating profit was approximately the same as the prior year as increased expenditures for new products offset the volume increase.

Fourth Quarter and 2005 Guidance

Management expects earnings in the fourth quarter 2005 to be in the range of $0.53 to $0.58 per share, compared to $0.52 per share in the fourth quarter 2004 which excludes a $0.11 per share gain on the Victaulic divestiture and a $0.15 gain from the reduction in asbestos liability. Fourth quarter 2004 reported earnings per share were $0.78. (Please see the attached Non-GAAP Financial Measures.) On a full year basis, management is increasing the lower end of its 2005 earnings per share guidance from $2.15 to $2.20 with the high end of the range remaining $2.25 per share.

Management is maintaining its guidance on cash provided from operations before net asbestos payments and capital expenditures of $175 million with capital expenditures approximating $25 million. Net asbestos payments (including insurance reimbursements but excluding a one-time refund of $10 million) are projected at $40-$50 million. Cash from operating activities including net asbestos-related payments is expected to be $135 million to $145 million. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter’s financial results on Wednesday, October 26th, 2005 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)